Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: Susan Kahn, Target Communications, (612) 761-6735

Target Media Hotline, (612) 696-3400

John Hulbert, Investor Relations, (612) 761-6627

Target EVP & CFO Scovanner to Retire in 2012

MINNEAPOLIS (Nov. 1, 2011) — Target Corporation (NYSE: TGT) announced today that Doug Scovanner will retire as Executive Vice President and Chief Financial Officer on March 31, 2012. No successor has yet been named, though Target’s reputation for attracting and developing exceptional talent throughout its organization has resulted in a strong leadership bench. To facilitate a smooth transition, Mr. Scovanner will remain in his current role for the next five months.

“Throughout his tenure with the company, Doug has been a valuable partner in developing and executing our strategy,” said Gregg Steinhafel, Chairman, President and CEO. “He has made many significant contributions to Target, and as a result of his financial leadership, Target continues to deliver outstanding sales and earnings growth and generate superior returns for our shareholders. I am grateful that we will continue to benefit from his experience and expertise during this extended transition timeframe.”

Mr. Scovanner began his career at Dayton Hudson Corporation in February 1994 as Senior Vice President, Finance. He became Chief Financial Officer later that year and was named to his current role as EVP and CFO in 1999.

“With Target’s strong core business and clear strategies for expansion, its prospects for continued profitable growth have never been brighter,” said Doug Scovanner. “I feel extremely fortunate to have played a role in guiding the financial and strategic direction of this company over the years and I am committed to ensuring a seamless transfer of responsibilities to my successor.”

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,767 stores across the United States and at Target.com. The company plans to open its first stores in Canada in 2013. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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